Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of American Superconductor Corporation of our report dated May 31, 2016, relating to the consolidated financial statements of American Superconductor Corporation and its subsidiaries, the financial statement schedule and the effectiveness of internal control over financial reporting of American Superconductor Corporation and its subsidiaries, appearing in the Annual Report on Form 10-K of American Superconductor Corporation for the year ended March 31, 2016.

/s/ RSM US LLP

Boston, Massachusetts

September 28, 2016